Exhibit 99.1

Contact:	Alexion Pharmaceuticals, Inc. David Keiser President & COO 203-272-2596	Noonan Russo Robert Stanislaro (Media) 212-845-4268	Rx Communications Rhonda Chiger (Investor) 917-322-2569

Alexion Pharmaceuticals Reports First Quarter 2006 Results

Cheshire, Conn., December 6, 2005 – Alexion Pharmaceuticals, Inc. (NASDAQ: ALXN) today announced financial results for its first fiscal quarter ended October 31, 2005.

For the quarter ended October 31, 2005, Alexion (the “Company”) reported revenues of $0.5 million compared to $0.1 million for the same period last year. The Company had increased activity related to government funded research grants compared to the same period last year.

Total operating expenses for the quarter were $36.8 million compared to $22.3 million in the same quarter last year. The Company’s research and development expenses for the three-month period ended October 31, 2005, were $30.3 million compared to $18.7 million for the same period last year. The increase in research and development expenses resulted primarily from higher clinical development costs related to the current clinical trials of the Company’s lead drug candidates, eculizumab and pexelizumab; the expensing of employee stock options grants; higher payroll and benefits costs to support our research and development activities; and higher manufacturing expenses. The Company’s general and administrative expenses were $6.5 million for the three months ended October 31, 2005 compared to $3.7 million for the same period last year. The increase resulted principally from expensing of employee stock options, increased headcount dedicated to commercial development activities and higher professional fees principally for patent and compliance activities.

The Company posted investment income for the quarter of $1.8 million compared to $1.0 million for the same period last year, reflecting higher market interest rates and a higher principal balance. The higher principal balance is a result of the August 2005 issuance of 2,500,000 shares of common stock in a public offering at $26.75 per share, resulting in net proceeds from the sale of $64.5 million, as well as an increase in convertible debt due to the sale of $150 million principal amount of 1.375% convertible senior notes (“1.375% Notes”) in January 2005, which was partially offset by the redemption of the Company’s $120 million principal amount of 5.75% convertible subordinated notes in March 2005. Interest expense was $0.7 million for the three months ended October 31, 2005, compared to $1.9 million for the three months ended October 31, 2004. The decrease in interest expense is attributable to the lower interest rate for the 1.375% Notes.

The Company incurred a net loss for the quarter of $35.1 million, or $1.16 per common share, versus a net loss of $19.2 million, or $0.70 per common share, for the same three month period in 2004.

Effective August 1, 2005, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”), which requires recognition of the fair value of stock-based compensation in net earnings. The effect of SFAS 123R on our operating expenses and net loss was $2.3 million in the three month period ended October 31, 2005, and the effect on loss per common share was $0.08 as summarized in the attached table. The adoption of SFAS 123R has no impact on the Company’s operating cash flow.

Clinical Update

The Company remains on track to complete treatment in both the TRIUMPH and SHEPHERD Phase III pivotal trials with its lead drug candidate eculizumab in the orphan blood disorder Paroxysmal Nocturnal Hemoglobinuria (“PNH”). The Company expects topline results from TRIUMPH during the first quarter of 2006. On November 23, 2005, the Company reported that preliminary results from the Phase III PRIMO-CABG2 study of pexelizumab failed to show statistical significance in reducing the study’s primary endpoint of the combined incidence of nonfatal myocardial infarction (heart attack) or death through 30 days following coronary artery bypass graft surgery. The Company intends to complete analysis of the data from the PRIMO-CABG2 study and expects the results to be presented at an upcoming scientific meeting. The Company is assessing the implications of the results of PRIMO-CABG2 on its second international pivotal Phase III study of pexelizumab, the APEX-AMI trial, which is investigating the benefits of using pexelizumab in patients experiencing a heart attack who are treated with primary percutaneous coronary intervention (PCI), or angioplasty.

As of October 31, 2005, Alexion had approximately $230.5 million in cash, cash equivalents and marketable securities as compared to $195.4 million at July 31, 2005. This increase in cash, cash equivalents and marketable securities as compared to July 31, 2005 was due primarily to the issuance of 2,500,000 shares of common stock in a public offering in August 2005 at $26.75 per share, resulting in net proceeds of $64.5 million.

“During the first quarter we continued to make strong progress with TRIUMPH and SHEPHERD, our two Phase III clinical trials of eculizumab for PNH,” said Leonard Bell, M.D., Chief Executive Officer of Alexion. “The PRIMO-CABG2 results for pexelizumab represent a setback, but also allow us to focus on the promising drug candidate, eculizumab, for which we have retained full rights. Alexion is positioned for an exciting and important year as we move closer to potential global commercialization of eculizumab for PNH.”

“During this quarter we strengthened the Company’s cash position through the sale of 2.5 million shares of our common stock, which resulted in net proceeds of approximately $64.5 million,” said David W. Keiser, President and Chief Operating Officer of Alexion. “Our efforts and resources are now concentrated on the timely and successful execution of our eculizumab program and on preparations for the subsequent regulatory review and potential commercialization of eculizumab. In particular, we are pleased with the development of our newly formed, wholly-owned subsidiary in France, which is preparing for the potential commercialization of eculizumab in Europe and which we expect to be of significant value to the company.”

Alexion is engaged in the discovery and development of therapeutic products aimed at treating patients with a wide array of severe disease states, including hematologic and cardiovascular disorders, autoimmune diseases and cancer. Alexion’s two lead product candidates, pexelizumab and eculizumab, are currently undergoing evaluation in several clinical development programs, including two Phase III trials of eculizumab for the treatment of paroxysmal nocturnal hemoglobinuria (PNH). Under the Special Protocol Assessment (SPA) process, the FDA has agreed to the design of protocols for the two trials of eculizumab in PNH patients that could, if successful, serve as the primary basis of review for approval of a licensing application for eculizumab in the PNH indication. Eculizumab has also been studied in rheumatoid arthritis and membranous nephritis. The Company’s Phase III trial of pexelizumab in coronary artery bypass graft (CABG) surgery patients undergoing cardiopulmonary bypass (CPB) failed to achieve its primary endpoint, and the Company is assessing the impact of the PRIMO-CABG2 results on its ongoing Phase III trial of pexelizumab in acute myocardial infarction (AMI) patients. The pexelizumab trials are conducted in collaboration with Procter and Gamble Pharmaceuticals. Under the SPA process, the FDA has agreed to the design of protocols for the Phase III pexelizumab trials that could, if successful, serve as the primary basis of review for approval of licensing applications for the two indications. Preliminary results from the PRIMO-CABG2 trial of pexelizumab indicate that the trial is unlikely to support filing for licensing approval of pexelizumab in the CABG indication. Alexion is engaged in discovering and developing a pipeline of additional antibody therapeutics targeting severe unmet medical needs, through its wholly owned subsidiary, Alexion Antibody Technologies, Inc. This press release and further information about Alexion Pharmaceuticals, Inc. can be found at: http:/www.alexionpharm.com.

This news release contains forward-looking statements, including statements related to financial guidance for fiscal year 2006, timing of announcement of clinical trial results and the progression of Alexion’s drug candidates towards commercial sales. Forward-looking statements are subject to factors that may cause Alexion’s results and plans to differ from those expected, including the results of pre-clinical or clinical studies (including termination or delay in clinical programs), the need for additional research and testing, decision of the FDA not to approve (or to materially limit) marketing of one or both of Alexion’s two drug candidates, delays in arranging satisfactory manufacturing capability, inability to acquire funding on timely and satisfactory terms, delays in developing or adverse changes in commercial relationships, the possibility that results of earlier clinical trials are not predictive of safety and efficacy results in later clinical trials, dependence on Procter & Gamble Pharmaceuticals for development and commercialization of pexelizumab, the risk that third parties won’t agree to license any necessary intellectual property to us on reasonable terms, and a variety of other risks set forth from time to time in Alexion’s filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Alexion’s Quarterly Report on Form 10-K for the year ended July 31, 2005 and in our other filings with the Securities and Exchange Commission. P&GP retains the development rights and the termination rights discussed in Alexion’s Form 10-K referred to above. Alexion does not intend to update any of these forward- looking statements to reflect events or circumstances after the date hereof, except when a duty arises under law.

(Tables Follow)

ALEXION PHARMACEUTICALS, INC.

Selected Financial Data

Statements of Operations (unaudited)

(amounts in thousands, except per share amounts)

	Three months ended October 31,		Year ended July 31,
	2005	2004	2005	2004
CONTRACT RESEARCH REVENUES	$460	$147	$1,064	$4,609

OPERATING EXPENSES
Research and development	30,274	18,663	91,388	59,840
General and administrative	6,484	3,679	18,951	14,459
Impairment of fixed assets	—	—	—	760

Total operating expenses	36,758	22,342	110,339	75,059

Operating loss	(36,298)	(22,195)	(109,275)	(70,450)
OTHER INCOME AND EXPENSE
Investment income	1,832	1,049	5,266	3,373
Interest expense	(733)	(1,908)	(6,125)	(7,709)
Gain from extinguishment of note payable	—	3,804	3,804	—
Loss from early extinguishment of convertible notes	—	—	(3,185)	—

Loss before state tax benefit	(35,199)	(19,250)	(109,515)	(74,786)
State tax benefit	125	62	765	691

Net loss	$(35,074)	$(19,188)	$(108,750)	$(74,095)

BASIC AND DILUTED NET LOSS PER SHARE	$(1.16)	$(0.70)	$(3.90)	$(3.43)

SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS PER COMMON SHARE	30,355	27,607	27,852	21,622

Balance Sheet Data
(amounts in thousands)		Oct. 31, 2005	July 31, 2005
		(unaudited)	(audited)
Cash, cash equivalents and marketable securities		$230,526	$195,404
Total assets		$281,100	$248,122
Net stockholders’ equity		$101,594	$67,671

ALEXION PHARMACEUTICALS, INC.

Selected Financial Data

(amounts in thousands, except per share amounts)

Effect of SFAS 123R on first quarter ending October 31, 2005:

	Three Months Ended
	October 31, 2005
	Using Previous Accounting	SFAS 123R Adjustments	As Reported
Operating expenses	$34.5	$2.3	$36.8
Net income	(32.8)	(2.3)	(35.1)

Basic and diluted loss per share	(1.08)	(0.08)	(1.16)

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